UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2008

Echo Healthcare Acquisition Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-51596	56-2517815
(State or other jurisdiction of	(Commission File	(I.R.S. Employer Identification
incorporation)	Number)	No.)

8000 Towers Crescent Drive, Suite 1300
Vienna, Virginia, 22182
(Address of principal executive offices)

(703) 448-7688
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01	Other Events.

On January 3, 2008, Echo Healthcare Acquisition Corp. (the “Company”) issued a press release announcing certain proposed transactions in connection with the Company’s proposed merger (the “Merger”) with XLNT Veterinary Care, Inc. (“XLNT”) and the Company’s Special Meeting of Stockholders to be reconvened on January 4, 2008.  A copy of the press release for such announcement is attached to this Report as Exhibit 99.1, which is hereby incorporated by reference herein.  In connection with the plans described in Exhibit 99.1, certain of the founders (the “Backstop Parties”) of the Company have entered into a Backstop Agreement dated as of January 3, 2008 with an institutional investor who has agreed to use its best efforts to acquire up to 1.0 million shares of Common Stock of the Company and using reasonable efforts to assist brokers to vote such shares in favor of the Merger.  Pursuant to the Backstop Agreement and related instruments, the Backstop Parties have agreed to provide such investor with limited make-whole protection as well as personal guaranties in the event the value of the shares acquired by the investor falls below a negotiated level based on the investor’s average per share basis. In connection with the Backstop Agreement, certain of the founders have also agreed to provide such investor expense reimbursement in the form of a put option covering up to 100,000 shares of Echo common stock at a price of approximately $7.50 per share (subject to adjustment).  The foregoing description of the Backstop Agreement does not purport to be a complete description of the Backstop Agreement and is qualified in their entirety by the full text of the exhibits hereto, which are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

d)	Exhibits

Exhibit 99.1	Press Release, dated January 3, 2008

Exhibit 99.2	Backstop Agreement dated January 4, 2008 by and among the parties named on the signature pages date thereto.

Exhibit 99.3	Letter Agreement dated January 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO HEALTHCARE ACQUISITION CORP. (Registrant)

By:	/s/ Joel Kanter
Joel Kanter
President

Date: January 3, 2008